FORM 8-K



               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549



       Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                 Date of Report:  March 5, 1997




                    CYCOMM INTERNATIONAL INC.
    _________________________________________________________
       (Exact name of Registrant as specified in charter)



     Wyoming             1-11686(12b)        54-1779046
_________________________________________________________________
   (State of other     (Commission           (IRS Employer
    jurisdiction of     File Number)         Identification No.)
     incorporation)



       1420 Springhill Road, Suite 420, McLean, VA  22102
      _____________________________________________________
            (Address of principal executive offices)



Registrant's telephone number, including area code:(703) 903-9548
                                                   ______________

Item 9.   Sales of Equity Securities Pursuant to Regulation S.

      In connection with the grant of the non-exclusive right to use certain technology, products and intellectual property in South Korea, Bookook Securities Co., Ltd., Hanil Securities Co., Ltd. and Asian New Vision Investment Ltd. loaned to the Company an aggregate of US$3 million in the form of 10% Convertible Notes (the "Notes") due February 28, 1999. The Closing occurred on March 5, 1997. The use of the proceeds is for acquisitions and working capital.

     Bookook Securities was established in 1954 and is the fourth oldest securities firm in Korea with total assets of US$513 million and stockholders equity of US$286 million. Bookook acted as the placement agent and received a commission of 10% of the gross amount of the financing.

      Hanil Securities is a member of Hanil Bank, a leading commercial bank in Korea established in 1932. Hanil has total assets of US$747 million and stockholders equity of US$331 million.

      The Notes were sold in reliance upon the exemption afforded by Regulation S the Securities Act of 1933. The holders of the Notes are entitled, at their option, to convert the original principal amount (the "Original Amount") of the Notes into fully paid and non-assessable shares of common stock, no par value, of the Company ( the "Common Stock") at a conversion price (the "Conversion Price") equal to ninety percent (90%) of the average closing bid price of the Company's common stock as reported by the American Stock Exchange over the 30- day period ending on the day prior to the date of a written notice from the holders of the Notes of such conversion; provided, however, that the Conversion Price shall in no event be greater than $6.00 per share nor less than $3.00 per share, and provided, further, that the Company shall be required to convert no more than one-fourth (1/4) of the Original Amount until after May 28,1997 (three months after the issue hereof ), one-half (1/2) of the Original Amount until after August 28, 1997 (six months after the issue hereof), three-fourths (3/4) of the Original Amount until after November 28, 1997 (nine months after the issue hereof) and all of the Original Amount until after February 28, 1998 (twelve months after the issue hereof).

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              CYCOMM INTERNATIONAL INC.



Date: March 18, 1997          By:  /s/ Michael R. Skoff
                              __________________________________
                                   Michael R. Skoff
                                   Chief Financial Officer



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